EXHIBIT 99.1

MEDIA SCIENCES INTERNATIONAL, INC. ANNOUNCES
RESIGNATION OF CHIEF FINANCIAL OFFICER

OAKLAND, N.J., April 26, 2010— Media Sciences International, Inc. (NASDAQ: MSII) today announced the resignation of Kevan Bloomgren from his position as chief financial officer effective May 14, 2010.  Mr. Bloomgren has accepted a position with a larger public company.

The company indicated Bloomgren’s resignation is unrelated to the work performed and no issues have been raised regarding the integrity of the company’s financial statements.

Media Sciences’ President and CEO Michael Levin commented “During Kevan’s tenure here, he has made immeasurable contributions to our company.  Kevan has put robust systems and processes in place to ensure accurate and timely reporting, has increased the transparency of our filings, and built a platform for growth.  On behalf of the management team and board of directors, we thank him for his contribution."

The Company has initiated a search for a new chief financial officer.  In the interim, the Company’s Controller, Denise Hawkins, will assume the role of principal accounting officer.

About the Company:
Media Sciences International, Inc. is the leading independent manufacturer of new build solid ink and color toner cartridges for office color printers. As the premium quality color toner and solid ink alternative to the printer manufacturer's brand, Media Sciences' 100% newly manufactured color toner and solid ink products for use in Dell®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® and many other color printers deliver significant savings when compared to the printer manufacturers brand.

Brand names are used for descriptive purposes only and are the property of their respective owners.

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2009, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com